EXHIBIT 21

Subsidiaries

1.          General Red Holding, Inc., incorporated under the laws of Delaware

2.          Han Glory International Investment Limited, incorporated under the laws of the British Virgin Islands

3.          Sheng Da Holdings Limited, incorporated under the laws of the British Virgin Islands

4.          Greater China International, incorporated under the laws of Hong Kong

5.          Nanchang Hanxin Agriculture Technology Co., Ltd, a foreign owned entity formed under the laws of the PRC

6.          General Fruit Industry Development Co., Ltd, formed under the laws of the PRC

7.          Xingguo General Red Navel Orange Preservation Company, Ltd., formed under the laws of the PRC